Exhibit 10.34

                          RIV ACQUISITION HOLDINGS INC.
                               650 Madison Avenue
                                   15th Floor
                            New York, New York 10022

                                    September 16, 2007

Syd Ghermezian
Triple Five Investco LLC
9440 West Sahara, Suite 240
Las Vegas, Nevada 89117

Dear Mr. Ghermezian:

Reference is made to the agreement dated March 21, 2007 (the "Agreement") among Riv Acquisition Holdings Inc. ("RAH"), Triple Five Investco LLC ("Triple Five") and Dominion Financial LLC ("Dominion," and together with Triple Five, "T5"). All capitalized terms used in this letter agreement but not defined herein shall have the respective meanings assigned thereto in the Agreement.

This letter agreement (the "Letter Agreement") will confirm the following understanding among RAH, T5, FX Real Estate and Entertainment Inc. ("FX") and Starwood Capital Group Global, LLC ("Starwood") with respect to the Agreement and shall amend the Agreement as follows:

1. As of the date hereof, the grant of the Option pursuant to the Agreement shall be fully effective and exercisable by notice of RAH to T5 at any time within the Term or any extension thereof. T5 waives all requirements contained in the Agreement that the Approvals be issued prior to the effectiveness of the grant and the exercise of the Option (the "Waiver").

2. The Term shall be extended for an additional seven (7) days, commencing on September 18, 2007 and ending on September 24, 2007, for additional consideration in the amount of $40,521, payable to T5 herewith.

3.    Release and Indemnity.

      (a) RAH hereby releases, acquits and forever discharges and indemnifies T5, including the past, present and future officers, directors, shareholders, employees, agents, servants, representatives, distributors, subsidiaries, affiliates, partners, attorneys, insurance carriers, predecessors and successors in interest and all other related persons, firms or corporations of T5 (the "T5 Releasees"), of and from any and all demands, actions, causes of action and claims for relief, obligations, rights, damages, losses, costs, expenses and compensation of every kind and nature whatsoever, whether asserted or unasserted, known or unknown, that now exist or may hereafter exist against T5 and/or any adversity in any way suffered by T5, whether based upon tort, contract quasi-contract or otherwise, however arising from the Waiver in any way whether RAH knowingly has assumed all risks (which it must, and hereby does, assume) associated with eliminating the Approvals as conditions to RAH's obligations under the Agreement or otherwise (hereinafter, a "Loss").

      (b) RAH, FX and Starwood (the "Indemnitors"), jointly and severally, expressly covenant and agree to indemnify, defend and hold harmless T5 and/or the T5 Releasees from any and all Losses. To the extent that T5 and/or the T5 Releasees incur or in any way suffer any such Losses which are not promptly paid by the Indemnitors when due upon settlement or final, unappealable order from a court of competent jurisdiction, T5 and/or the T5 Releasees will also be entitled to receive interest at the annual prime rate as published in the Wall Street Journal as of the date of this letter, compounded daily, on the unpaid balance of such losses, claims, costs or expenses.

      (c) If T5 and/or the T5 Releasees receive notice of any action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for a Loss, within 15 days of the receipt of such notice, T5 shall give the Indemnitors notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnitors from any of their indemnification obligations except to the extent that the Indemnitors are materially prejudiced by such failure. The Indemnitors shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice; provided, however, that the Indemnitors shall consult with T5, and shall adhere to the reasonable requests of T5, regarding such defense, and provided, further, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of T5 for the same counsel to represent both (i) T5 and/or the T5 Releasees and (ii) the Indemnitors, then T5 shall be entitled to retain its own counsel at the expense of the Indemnitors. In the event that the Indemnitors exercise the right to undertake any such defense against any such Third Party Claim as provided above, T5 shall cooperate, and shall reasonably cause the T5 Releasees to cooperate, with the Indemnitors in such defense and reasonably make available to the Indemnitors, at the Indemnitors' expense, all witnesses, pertinent records, materials and information in T5 and/or the T5 Releasees' possession or under T5 and/or the T5 Releasees' control relating thereto as is reasonably required by the Indemnitors. Similarly, in the event T5 is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitors shall cooperate with T5 in such defense and make available to T5, at the Indemnitors' expense, all such witnesses, records, materials and information in the Indemnitors' possession or under the Indemnitors' control relating thereto as is reasonably required by T5. No such Third Party Claim may be settled by the Indemnitors on behalf of T5 without the prior written consent of T5, which consent shall not be unreasonably withheld.

      (d) In the event that either FX or Starwood (an "Advancing Indemnifying Party") advances funds to T5 to cover Losses pursuant to the preceding subsections (b) and (c), then the other party shall be obligated to pay the Advancing Indemnifying Party an amount equal to one half of such funds advanced to T5.

4. Waiver. RAH shall waive any and all claims against T5 for any Loss that RAH may suffer or incur, and agrees not to bring any such claim against T5.

5. Other than stated herein, the terms and contents of the Agreement shall remain unchanged and in full effect.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     [remainder of page intentionally blank]

                                    Sincerely,


                                    RIV ACQUISITION HOLDINGS INC.


                                    By: /s/ Paul Kanavos
                                        ----------------------------------------
                                        Name: Paul Kanavos
                                        Title: President

Agreed and Accepted By:

TRIPLE FIVE INVESTCO LLC


By: /s/ Syd Ghermezian
    --------------------------------
    Name: Syd Ghermezian
    Title: Manager

Agreed and Accepted By:

DOMINION FINANCIAL LLC


By: /s/ Syd Ghermezian
    --------------------------------
    Name: Syd Ghermezian
    Title: Manager

Agreed and Accepted By:

FX REAL ESTATE AND ENTERTAINMENT INC.


By: /s/ Paul Kanavos
    --------------------------------
    Name: Paul Kanavos
    Title: President

STARWOOD CAPITAL GROUP GLOBAL, LLC


By: /s/ Barry Sternlicht
    --------------------------------
    Name: Barry Sternlicht
    Title: Chief Executive Officer